Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Current Report on Form 8-K of our report dated November 6, 2009 relating to the financial statements of Alamo Oil Limited as of September 30, 2009 and for the period from inception (September 1, 2009) through September 30, 2009.

Mendoza Berger & Company, LLP

/s/ Mendoza Berger & Company, LLP
Irvine, California
November 24, 2009